                                                                    EXHIBIT 99.8
FIRST UNION REAL ESTATE INVESTMENTS
--------------------------------------------------------------------------------

AT THE COMPANY
--------------
Jeanne E. Gibson
Director of Investor Relations
(216) 781-4030

FOR IMMEDIATE RELEASE

                  FIRST UNION REAL ESTATE INVESTMENTS ANNOUNCES
                            SALE OF RETAIL PROPERTIES
                            -------------------------

CLEVELAND, OHIO, MAY 6, 1999 --- FIRST UNION REAL ESTATE INVESTMENTS (NYSE:FUR) today announced that the Trust completed the sale of four retail properties located in the Pacific Northwest to Center Oak Properties for approximately $37.5 million in cash. The properties include Valley North and Valley Mall, located in Wenatchee and Union Gap, Washington, respectively, and two sister properties, Mall 205 and Plaza 205, in Portland, Oregon.

Center Oak Properties is a private real estate company headquartered in Torrance, California, specializing in the redevelopment of well located, underperforming properties. Center Oak has recently completed several transactions in the Northwest including the purchase of a mall in East Wenatchee, which is slated for redevelopment.

The Trust also announced that it has entered into a contract with GP Properties, Inc., an affiliate of Jager Management, to sell its Fingerlakes Mall in Auburn, New York, for $2,500,000 and Mountaineer Mall in Morgantown, West Virginia, for $11,000,000. The purchaser delivered a $2,050,000 non-refundable deposit which can be applied to the purchase of either property. The closing is scheduled to occur in the beginning of June.

The net proceeds of all these sales will be used to pay down the Trust's short-term debt.

First Union Real Estate Equity and Mortgage Investments is a NYSE-listed, stapled-stock real estate investment trust (REIT) headquartered in Cleveland, Ohio.

                                      # # #